EXHIBIT 10(dd)

THE SHERWIN-WILLIAMS COMPANY
2006 EQUITY AND PERFORMANCE INCENTIVE PLAN
(Amended and Restated as of April 21, 2010)
Form of
Restricted Stock Grant Agreement

Grantee: _________________	Date of Grant: ________________
Date of Vesting: _______________

Number of Time-Based Restricted Shares: ________________________
Number of Performance-Based Restricted Shares: __________________
Total Number of Restricted Shares: ______________________________
1.    Grant of Restricted Shares. The Board of Directors (the “Board”) of The Sherwin-Williams Company (the “Company”) grants to you (“Grantee”) the aggregate number of shares of Common Stock, $1.00 par value, of the Company set forth above (the “Restricted Shares”) in accordance with the terms of this Restricted Stock Grant Agreement (this “Agreement”) and the terms of The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan, as amended and restated as of April 21, 2010 (the “Plan”), the related Prospectus and any Prospectus Supplement, and such other rules and procedures as may be adopted by the Company. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.
2.    Vesting.
(a)    Vesting of Performance-Based Restricted Shares. Subject to Sections 3 and 4 hereof, provided Grantee is continuously employed with the Company or a Subsidiary from the Date of Grant through the Date of Vesting, inclusive (the “Restriction Period”), in Grantee's present position or in such other position as the Board may determine entitles Grantee to retain the rights under this grant (such positions being hereinafter referred to as a “Participating Position”), a percentage ranging from 0% to 100% of the Performance-Based Restricted Shares shall vest in accordance with the Management Objective set forth below (the “Vesting Percentage”). The determination of the Vesting Percentage shall be made after such time as the Board has obtained the information, made the decisions, and completed the calculations necessary to make such determination. The Vesting Percentage is based upon the Company's Earnings Per Share (“Cumulative EPS”) during the three-year period ending on December 31 of the most recently completed fiscal year prior to the Date of Vesting (the “Measurement Period”), as determined in accordance with the following table:

Cumulative EPS	Vesting Percentage
Equal to or greater than $
$
Less than $

When the Cumulative EPS results during the Measurement Period fall between the table values, mathematical interpolation will be used to determine the Vesting Percentage calculated to the nearest hundredth of a percentage. The manner in which the Board will determine Cumulative EPS during the Measurement Period is set forth on Exhibit A attached hereto.
(b)    Vesting of Time-Based Restricted Shares. Provided Grantee is continuously employed with the Company or a Subsidiary in Grantee's present position or in a different Participating Position during the Restriction Period, the Time-Based Restricted Shares shall immediately vest in full on the same date as the Performance-Based Restricted Shares vest in accordance with Section 2(a) hereof.
3.    Change of Control. Notwithstanding Section 2 above, in the event of a Change of Control, the Restricted Shares shall vest on fulfillment of the conditions specified in Section 12 of the Plan.

4.    Termination of Rights to Restricted Shares. Notwithstanding anything herein to the contrary,
(a)    On the date Grantee ceases to be continuously employed in any Participating Position(s) at any time during the Restriction Period, the Restricted Shares shall terminate and Grantee shall forfeit and lose all rights to the Restricted Shares, except as otherwise provided below:
(i)    In the event of the death of Grantee during the Restriction Period, the Total Number of Restricted Shares shall immediately vest upon his or her date of death and be settled within 30 days of the termination of Grantee's employment as a result of his or her death.
(ii)    In the event Grantee is terminated by the Company or a Subsidiary as a result of expiration of available disability leave of absence pursuant to applicable Company policy due to sickness or bodily injury during the Restriction Period, the Total Number of Restricted Shares shall immediately vest upon the date of the termination of Grantee's employment and be settled within 30 days of the termination of Grantee's employment as a result of his or her disability.
(iii)    In the event Grantee's employment terminates as a result of Retirement, all rights of Grantee under this grant shall continue as if Grantee had continued employment in a Participating Position. The determination of the percentage of the number of Restricted Shares that will vest will be made as if Grantee had remained employed in a Participating Position throughout the Restriction Period. “Retirement” shall be defined as: (a) the attainment of age 65; (b) the attainment of age 55-59 with at least twenty (20) years of service with the Company or a Subsidiary; or (c) the attainment of age 60 or older and the Grantee's combination of age and service with the Company or any Subsidiary equals at least 75.
(b)    In the event Grantee is transferred from a Participating Position, the Board shall have the right to cancel Grantee's rights hereunder, continue Grantee's rights hereunder in full, or prorate the number of Restricted Shares granted hereunder for the portion of the Restriction Period completed as of the date of such transfer or as the Board may otherwise deem appropriate. In the event Grantee's rights hereunder continue in full or the number of Restricted Shares is prorated, determination of the percentage of the number of Restricted Shares that will vest will be made as if Grantee had remained employed in a Participating Position throughout the Restriction Period.
(c)    In the event that Grantee knowingly or willfully engages in misconduct during the Restriction Period, which is materially harmful to the interests of the Company or a Subsidiary as determined by the Board, all rights of Grantee in the Restricted Shares shall terminate.
5.    Book Entry Account; Stockholder Rights. Within a reasonable time following the Date of Grant, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Shares in Grantee's name effective as of the Date of Grant, provided that the Company shall retain control over the account until the Restricted Shares have vested. On the Date of Grant, ownership of the Restricted Shares shall immediately transfer to Grantee and, except for the substantial risk of forfeiture and the restrictions on transfer expressly set forth herein, Grantee shall be entitled to all voting, dividend, distribution and other ownership rights as may apply to the Common Stock generally. Notwithstanding the foregoing, (a) any stock dividends or other in-kind dividends or distributions with respect to the Restricted Shares shall be held by the Company until the related Restricted Shares have become vested in accordance with this grant and shall remain subject to the forfeiture provisions to the same extent and at the same time as the Restricted Shares to which such dividends or distributions relate and (b) any cash dividends or distributions with respect to the Performance-Based Restricted Shares shall be deferred by the Company and paid contingent upon the achievement of the applicable Management Objectives to the same extent and at the same time as the Performance-Based Restricted Shares to which such dividends or distributions relate.
6.    Transferability. During the Restriction Period, Grantee shall not be permitted to sell, transfer, pledge, encumber, assign or dispose of the Restricted Shares.
7.    Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the Restricted Shares, Grantee shall pay or make provision satisfactory to the Company for payment of all such taxes.
8.    No Right to Future Awards or Employment. The grant is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant and any related payments made to Grantee will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained herein will not confer upon Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate Grantee's employment or other service at any time.

9.    Nature of Grant. Grantee acknowledges that (a) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty and (b) in consideration of the grant of the Restricted Shares, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Shares or diminution in value of the shares received upon settlement including (without limitation) any claim or entitlement resulting from termination of Grantee's active employment by the Company or a Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee hereby releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Restricted Shares and this Agreement, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
10.    Severability. If any provision of this grant or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this grant and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
11.    Governing Law. This grant shall be governed by and construed with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
12.    Application of The Sherwin-Williams Company Executive Compensation Adjustment and Recapture Policy. Grantee acknowledges and agrees that the terms and conditions set forth in The Sherwin-Williams Company Executive Compensation Adjustment and Recapture Policy (“Policy”) are incorporated in this Agreement by reference. To the extent the Policy is applicable to Grantee, it creates additional rights for the Company with respect to Grantee's Restricted Shares.
13.    Data Privacy. Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee's personal data as described in this document by and among, as applicable, Grantee's employer (“Employer”) and the Company and its Subsidiaries, for the exclusive purpose of implementing, administering and managing Grantee's participation in the Plan. Grantee understands that Employer and the Company and its Subsidiaries hold (but only process or transfer to the extent required or permitted by local law) the following personal information about Grantee: Grantee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Restricted Shares or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee's favor, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee understands that Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, including Charles Schwab & Co., Inc., that these recipients may be located in Grantee's country or elsewhere (including countries outside of the European Union or the European Economic Area, such as the United States of America), and that the recipient's country may have different data privacy laws and protections than those that apply in Grantee's country. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee's local human resources representative. Grantee authorizes these recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares acquired upon vesting of the Restricted Shares. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee's participation in the Plan and in accordance with local law. Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee's local human resources representative. Grantee understands, however, that refusing or withdrawing Grantee's consent may affect Grantee's ability to participate in the Plan. For more information on the consequences of Grantee's refusal to consent or withdrawal of consent, Grantee hereby understands that Grantee may contact his or her local human resources representative.
14.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Restricted Shares and Grantee's participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee's consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
15.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Exhibit A

Cumulative Earnings Per Share shall be equal to the sum of the Earnings Per Share (EPS) (less those items relating to extraordinary events or which result in a distortion of comparative results) for each fiscal year of the Company during the Measurement Period.

Example:

Year 1 EPS	$4.00
Year 2 EPS	$4.20
Year 3 EPS	$4.40
Cumulative EPS	$12.60

Cumulative EPS = $12.60